PART B

                            VANGUARD[R] FENWAY FUNDS
                                   (THE TRUST)


                       STATEMENT OF ADDITIONAL INFORMATION


                                JANUARY 21, 2000;
                              REVISED MAY ___, 2000

This Statement is not a Prospectus but should be read in conjunction with the Trust's current Prospectuses (dated January 21, 2000 for Vanguard Equity Income Fund and May ___, 2000 for Vanguard Growth Equity Fund). To obtain the Prospectuses or the most recent Annual Reports to Shareholders, which contain the Trust's financial statements as hereby incorporated by reference, please call:

                         INVESTOR INFORMATION DEPARTMENT
                                 1-800-662-7447


                                TABLE OF CONTENTS

                                                                          PAGE
DESCRIPTION OF THE TRUST .................................................B-__
INVESTMENT POLICIES ......................................................B-__
FUNDAMENTAL INVESTMENT LIMITATIONS .......................................B-__
PURCHASE OF SHARES .......................................................B-__
REDEMPTION OF SHARES .....................................................B-__
SHARE PRICE ..............................................................B-__
MANAGEMENT OF THE FUNDS...................................................B-__
YIELD AND TOTAL RETURNS ..................................................B-__
INVESTMENT ADVISORY SERVICES .............................................B-__
PORTFOLIO TRANSACTIONS ...................................................B-__
FINANCIAL STATEMENTS .....................................................B-__
COMPARATIVE INDEXES ......................................................B-__


                            DESCRIPTION OF THE TRUST

ORGANIZATION

The Trust was organized as Vanguard Equity Income Fund, Inc., a Maryland corporation, in 1987, and was reorganized as Vanguard Equity Income, a Delaware business trust, in May 1998. On March 1, 2000, the Trust was renamed Vanguard Fenway Funds. The Trust is registered with the United States Securities and Exchange Commission (the Commission) under the Investment Company Act of 1940 (the 1940 Act) as an open-end, diversified management company. It currently offers the following funds:

                           VANGUARD EQUITY INCOME FUND
                           VANGUARD GROWTH EQUITY FUND

                (INDIVIDUALLY, THE FUND; COLLECTIVELY THE FUNDS)

     The Trust has the ability to offer additional funds or classes of shares. There is no limit on the number of full and fractional shares that each Fund may issue.


SERVICE PROVIDERS

     CUSTODIAN. State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian for Vanguard Equity Income Fund. The custodian for Vanguard


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Capital Growth Fund is First Union National Bank, PA4943, 530 Walnut Street,
Philadelphia, Pennsylvania 19106. The custodians are responsible for maintaining the Funds' assets and keeping all necessary accounts and records.

     INDEPENDENT ACCOUNTANTS. PricewaterhouseCoopers LLP, 30 South 17th Street, Philadelphia, Pennsylvania 19103, serves as the Funds' independent accountants. The accountants audit the Funds' financial statements and provide other related services.

     TRANSFER AND DIVIDEND-PAYING AGENT. The Funds' transfer agent and dividend-paying agent is The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.


CHARACTERISTICS OF THE FUND'S SHARES

     RESTRICTIONS ON HOLDING OR DISPOSING OF SHARES. There are no restrictions on the right of shareholders to retain or dispose of the Funds' shares, other than the possible future termination of the Funds. Each Fund may be terminated by reorganization into another mutual fund or by liquidation and distribution of its assets. Unless terminated by reorganization or liquidation, the Funds will continue indefinitely.

     SHAREHOLDER LIABILITY. The Funds are organized under Delaware law, which provides that shareholders of a business trust are entitled to the same limitations of personal liability as shareholders of a corporation organized under Delaware law. Effectively, this means that a shareholder of a Fund will not be personally liable for payment of the Fund's debts except by reason of his or her own conduct or acts. In addition, a shareholder could incur a financial loss on account of a Fund obligation only if the Fund itself had no remaining assets with which to meet such obligation. We believe that the possibility of such a situation arising is extremely remote.

     DIVIDEND RIGHTS. The shareholders of a Fund are entitled to receive any dividends or other distributions declared for such Fund. No shares have priority or preference over any other shares of the same Fund with respect to distributions. Distributions will be made from the assets of a Fund, and will be paid ratably to all shareholders of the Fund according to the number of shares of such Fund held by shareholders on the record date.

     VOTING RIGHTS. Shareholders are entitled to a vote on a matter if: (i) a shareholder vote is required under the 1940 Act; (ii) the matter concerns an amendment to the Declaration of Trust that would adversely affect to a material degree the rights and preferences of the shares of any Fund; or (iii) the Trustees determine that it is necessary or desirable to obtain a shareholder vote. The 1940 Act requires a shareholder vote under various circumstances, including to elect or remove Trustees upon the written request of shareholders representing 10% or more of a Fund's net assets, and to change any fundamental policy of a Fund. Shareholders of each Fund receive one vote for each dollar of net asset value owned on the record date, and a fractional vote for each fractional dollar of net asset value owned on the record date. However, only the shares of the Fund affected by a particular matter are entitled to vote on that matter. Voting rights are non-cumulative and cannot be modified without a majority vote.

     LIQUIDATION RIGHTS. In the event of liquidation, shareholders will be entitled to receive a pro rata share of the applicable Fund's net assets.

     PREEMPTIVE RIGHTS. There are no preemptive rights associated with each Fund's shares.

     CONVERSION RIGHTS. There are no conversion rights associated with each Fund's shares.

     REDEMPTION PROVISIONS. Each Fund's redemption provisions are described in its current prospectus and elsewhere in this Statement of Additional Information.

     SINKING FUND PROVISIONS. The Funds have no sinking fund provisions.

     CALLS OR ASSESSMENT. Each Fund's shares, when issued, are fully paid and non-assessable.


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TAX STATUS OF THE FUNDS

Each Fund intends to qualify as a "regulated investment company" under Subchapter M of the Internal Revenue Code. This special tax status means that a Fund will not be liable for federal tax on income and capital gains distributed to shareholders. In order to preserve its tax status, each Fund must comply with certain requirements. If a Fund fails to meet these requirements in any taxable year, it will be subject to tax on its taxable income at corporate rates, and all distributions from earnings and profits, including any distributions of net tax-exempt income and net long-term capital gains, will be taxable to shareholders as ordinary income. In addition, the Fund could be required to recognize unrealized gains, pay substantial taxes and interest, and make substantial distributions before regaining its tax status as a regulated investment company.

                               INVESTMENT POLICIES

The following policies supplement the Funds' investment objectives and policies set forth in the Prospectuses. Vanguard Equity Income Fund intends to invest at least 65% of its total assets in equity securities intended to produce income. Vanguard Growth Equity Fund intends to invest at least 65% of its total assets in common stocks of growth companies.

FUTURES CONTRACTS AND OPTIONS

Each Fund may enter into futures contracts, options, and options on futures contracts in order to maintain cash reserves while simulating full investment. Futures contracts provide for the future sale by one party and purchase by another party of a specified amount of a specific security at a specified future time and at a specified price. Futures contracts which are standardized as to maturity date and underlying financial instrument are traded on national futures exchanges. Futures exchanges and trading are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission (CFTC), a U.S. Government Agency. Assets committed to futures contracts will be segregated to the extent required by law.

     Although futures contracts by their terms call for actual delivery or acceptance of the underlying securities, in most cases the contracts are closed out before the settlement date without the making or taking of delivery. Closing out an open futures position is done by taking an opposite position ("buying" a contract which has previously been "sold," "selling" a contract previously "purchased") in an identical contract to terminate the position. Brokerage commissions are incurred when a futures contract is bought or sold.

     Futures traders are required to make a good faith margin deposit in cash or government securities with a broker or custodian to initiate and maintain open positions in futures contracts. A margin deposit is intended to assure completion of the contract (delivery or acceptance of the underlying security) if it is not terminated prior to the specified delivery date. Minimal initial margin requirements are established by the futures exchange and may be changed. Brokers may establish deposit requirements which are higher than the exchange minimums. Futures contracts are customarily purchased and sold on margin that may range upward from less than 5% of the value of the contract being traded.

     After a futures contract position is opened, the value of the contract is marked to the market daily. If the futures contract price changes to the extent that the margin on deposit does not satisfy margin requirements, payment of additional "variation" margin will be required. Conversely, change in the contract value may reduce the required margin, resulting in a repayment of excess margin to the contract holder. Variation margin payments are made to and from the futures broker for as long as the contract remains open. Each Fund expects to earn interest income on its margin deposits.

     Traders in futures contracts may be broadly classified as either "hedgers" or "speculators." Hedgers use the futures markets primarily to offset unfavorable changes in the value of securities otherwise held for investment purposes or expected to be acquired by them. Speculators are less inclined to own the securities underlying the futures contracts which they trade, and use futures


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contracts with the expectation of realizing profits from fluctuations in the value of the underlying securities. Each Fund intends to use futures contracts only for bona fide hedging purposes. Regulations of the CFTC applicable to each Fund require that all of its futures transactions constitute bona fide hedging transactions except to the extent that the aggregate initial margins and premiums required to establish any non-hedging positions do not exceed five percent of the value of the respective Fund's portfolio.

     Although techniques other than the sale and purchase of futures contracts could be used to control the exposure of a Fund's income to fluctuations in the market value of its securities, the use of futures contracts may be a more effective means of hedging this exposure. While the Funds will incur commission expenses in both opening and closing out futures positions, these costs are lower than transaction costs incurred in the purchase and sale of the underlying securities.

     RESTRICTIONS ON THE USE OF FUTURES CONTRACTS AND OPTIONS. Each Fund will not enter into futures contract transactions to the extent that, immediately thereafter, the sum of its initial margin deposits on open contracts exceeds 5% of the Fund's total assets. In addition, each Fund will not enter into futures contracts to the extent that its outstanding obligations to purchase securities under these contracts would exceed 20% of the Fund's total assets.

     RISK FACTORS IN FUTURES TRANSACTIONS. Positions in futures may be closed out only on an Exchange which provides a secondary market for such futures. However, there can be no assurance that a liquid secondary market will exist for any particular futures contract at any specific time. Thus, it may not be possible to close a futures position. In the event of adverse price movements, each Fund would continue to be required to make daily cash payments to maintain its required margin. In such situations, if the Fund has insufficient cash, it may have to sell portfolio securities to meet daily margin requirements at a time when it may be disadvantageous to do so. In addition, each Fund may be required to make delivery of the instruments underlying the futures contracts it holds. The inability to close options and futures positions also could have an adverse impact on the ability to effectively hedge. Each Fund will minimize the risk that it will be unable to close out a futures contract by only entering into futures which are traded on national futures exchanges and for which there appears to be a liquid secondary market.

     The risk of loss in trading futures contracts in some strategies can be substantial, due both to the low margin deposits required, and the extremely high degree of leverage involved in futures pricing. As a result, a relatively small price movement in a futures contract may result in immediate and substantial loss (as well as gain) to the investor. For example, if at the time of purchase, 10% of the value of the futures contract is deposited as margin, a subsequent 10% decrease in the value of the futures contract would result in a total loss of the margin deposit, before any deduction for the transaction costs, if the account were then closed out.

     A 15% decrease in the value of the futures contract would result in a loss equal to 150% of the original margin deposit if the contract were closed out. Thus, a purchase or sale of a futures contract may result in losses in excess of the amount invested in the contract. However, because the futures strategies of each Fund are engaged in only for hedging purposes, the Advisers do not believe that the Funds are subject to the risks of loss frequently associated with futures transactions. Each Fund would presumably have sustained comparable losses if, instead of the futures contract, it had invested in the underlying financial instrument and sold it after the decline.

     Utilization of futures transactions by each Fund does involve the risk of imperfect or no correlation where the securities underlying futures contracts have different maturities than the portfolio securities being hedged. It is also possible that each Fund could both lose money on futures contracts and also experience a decline in the value of its portfolio securities. There is also the risk of loss by each Fund of margin deposits in the event of bankruptcy of a broker with whom the respective Fund has an open position in a futures contract or related option.

     Most futures exchanges limit the amount of fluctuation permitted in futures contract prices during a single trading day. The daily limit establishes the maximum amount that the price of a futures contract may vary either up or down from the previous day's settlement price at the end of a


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


trading session. Once the daily limit has been reached in a particular type of contract, no trades may be made on that day at a price beyond that limit. The daily limit governs only price movement during a particular trading day and therefore does not limit potential losses, because the limit may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved to the daily limit for several consecutive trading days with little or no trading, thereby preventing prompt liquidation of futures positions and subjecting some futures traders to substantial losses.

     FEDERAL TAX TREATMENT OF FUTURES CONTRACTS. Except for transactions that each Fund has identified as hedging transactions, each Fund is required for Federal income tax purposes to recognize as income for each taxable year its net unrealized gains and losses on certain futures contracts held as of the end of the year as well as those actually realized during the year. In most cases, any gain or loss recognized with respect to a futures contract is considered to be 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the holding period of the contract. Furthermore, sales of futures contracts which are intended to hedge against a change in the value of securities held by each Fund may affect the holding period of such securities and, consequently, the nature of the gain or loss on such securities upon disposition. The Funds may be required to defer the recognition of losses on futures contracts to the extent of any unrecognized gains on related positions held by the Funds.

     In order for each Fund to continue to qualify for Federal income tax treatment as a regulated investment company, at least 90% of its gross income for a taxable year must be derived from qualifying income; i.e., dividends, interest, income derived from loans of securities, and gains from the sale of securities or foreign currencies, or other income derived with respect to its business of investing in such securities or currencies. It is anticipated that any net gain realized from the closing out of futures contracts will be considered qualifying income for purposes of the 90% requirement.

     Each Fund will distribute to shareholders annually any net capital gains which have been recognized for Federal income tax purposes including unrealized gains at the end of the Fund's fiscal year on futures transactions. Such distributions will be combined with distributions of capital gains realized on a Fund's other investments and shareholders will be advised on the nature of the payments.


REPURCHASE AGREEMENTS

Each Fund, along with other members of The Vanguard Group, may invest in repurchase agreements with commercial banks, brokers or dealers either for defensive purposes due to market conditions or to generate income from its excess cash balances. A repurchase agreement is an agreement under which a Fund acquires a fixed-income security (generally a security issued by the U.S. Government or an agency thereof, a banker's acceptance or a certificate of deposit) from a commercial bank, broker or dealer, subject to resale to the seller at an agreed upon price and date (normally, the next business day). A repurchase agreement may be considered a loan collateralized by securities. The resale price reflects an agreed upon interest rate effective for the period the instrument is held by a Fund and is unrelated to the interest rate on the underlying instrument. In these transactions, the securities acquired by a Fund (including accrued interest earned thereon) must have a total value in excess of the value of the repurchase agreement and are held by a custodian bank until repurchased. In addition, each Fund's Board of Trustees will monitor repurchase agreement transactions generally and will establish guidelines and standards for review by the investment adviser of the creditworthiness of any bank, broker or dealer party to a repurchase agreement

     The use of repurchase agreements involves certain risks. For example, if the other party to the agreement defaults on its obligation to repurchase the underlying security at a time when the value of the security has declined, a Fund may incur a loss upon disposition of the security. If the other party to the agreement becomes insolvent and subject to the liquidation or reorganization under the Bankruptcy Code or other laws, a court may determine that the underlying security is collateral for a loan by a Fund not within the control of a Fund and therefore the realization by the Fund on such collateral may be automatically stayed. Finally, it is possible that the Fund may not be able to


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substantiate its interest in the underlying security and may be deemed an unsecured creditor of the other party to the agreement. While the Funds' management acknowledges these risks, it is expected that they can be controlled through careful monitoring procedures.

LENDING OF SECURITIES

Each Fund may lend its investment securities to qualified institutional investors (typically brokers, dealers, banks or other financial institutions) who need to borrow securities in order to complete certain transactions, such as covering short sales, avoiding failures to deliver securities or completing arbitrage operations. By lending its investment securities, a Fund attempts to increase its net investment income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that might occur during the term of the loan would be for the account of the Fund. The terms, the structure and the aggregate amount of such loans must be consistent with the 1940 Act and the Rules and Regulations or interpretations of the Commission thereunder. These provisions limit the amount of securities a Fund may lend to 33 1/3% of the Fund's total assets, and require that (a) the borrower pledge and maintain with the Fund collateral consisting of cash, an irrevocable letter of credit or securities issued or guaranteed by the United States Government having at all times not less than 100% of the value of the securities loaned, (b) the borrower add to such collateral whenever the price of the securities loaned rises (i.e., the borrower "marks to the market" on a daily basis), (c) the loan be made subject to termination by the Fund at any time and (d) the Fund receive reasonable interest on the loan (which may include the Fund's investing any cash collateral in interest bearing short-term investments), any distribution on the loaned securities and any increase in their market value. Loan arrangements made by a Fund will comply with all other applicable regulatory requirements, including the rules of the New York Stock Exchange, which presently require the borrower, after notice, to redeliver the securities within the normal settlement time of three business days. All relevant facts and circumstances, including the creditworthiness of the broker, dealer or institution, will be considered in making decisions with respect to the lending of securities, subject to review by the Funds' Board of Trustees.

     At the present time, the Staff of the Commission does not object if an investment company pays reasonable negotiated fees in connection with loaned securities, so long as such fees are set forth in a written contract and approved by the investment company's Trustees. In addition, voting rights pass with the loaned securities, but if a material event will occur affecting an investment on the loan, the loan must be called and the securities voted.


VANGUARD INTERFUND LENDING PROGRAM

The Commission has issued an exemptive order permitting each Fund to participate in Vanguard's interfund lending program. This program allows the Vanguard funds to borrow money from and loan money to each other for temporary or emergency purposes. The program is subject to a number of conditions, including the requirement that no fund may borrow or lend money through the program unless it receives a more favorable interest rate than is available from a typical bank for a comparable transaction. In addition, a fund may participate in the program only if and to the extent that such participation is consistent with the fund's investment objective and other investment policies. The Boards of Trustees of the Vanguard funds are responsible for ensuring that the interfund lending program operates in compliance with all conditions of the Commission's exemptive order.

TEMPORARY INVESTMENTS

Each Fund may take temporary defensive measures that are inconsistent with the Fund's normal fundamental or non-fundamental investment policies and strategies in response to adverse market, economic, political or other conditions. Such measures could include investments in (a) highly liquid short-term fixed income securities issued by or on behalf of municipal or corporate issuers, obligations of the U.S. Government and its agencies, commercial paper, and bank certificates of deposit; (b) repurchase agreements involving any such securities; (c) shares of other investment companies which have investment objectives consistent with those of the Fund; and (d) other


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money market instruments. There is no limit on the extent to which a Fund may take temporary defensive measures. In taking such measures, a Fund may fail to achieve its investment objective.

FOREIGN INVESTMENTS

As indicated in the Prospectuses, Vanguard Equity Income Fund and Vanguard Growth Equity Fund each may invest up to 20% of its total assets in securities of foreign companies. Investors should recognize that investing in foreign companies involves certain special considerations which are not typically associated with investing in U.S. companies.

     CURRENCY RISK. Since the stocks of foreign companies are frequently denominated in foreign currencies, and since the Fund may temporarily hold uninvested reserves in bank deposits in foreign currencies, Vanguard Equity Income Fund and Vanguard Growth Equity Fund will be affected favorably or unfavorably by changes in currency rates and in exchange control regulations, and may incur costs in connection with conversions between various currencies. The investment policies of each Fund permit it to enter into forward foreign currency exchange contracts in order to hedge holdings and commitments against changes in the level of future currency rates. Such contracts involve an obligation to purchase or sell a specific currency at a future date at a price set at the time of the contract.

     FEDERAL TAX TREATMENT OF NON-U.S. TRANSACTIONS. Special rules govern the Federal income tax treatment of certain transactions denominated in terms of a currency other than the U.S. dollar or determined by reference to the value of one or more currencies other than the U.S. dollar. The types of transactions covered by the special rules include the following: (i) the acquisition of, or becoming the obligor under, a bond or other debt instrument (including, to the extent provided in Treasury regulations, preferred stock); (ii) the accruing of certain trade receivables and payables; and (iii) the entering into or acquisition of any forward contract, futures contract, option or similar financial instrument if such instrument is not marked to market. The disposition of a currency other than the U.S. dollar by a U.S. taxpayer is also treated as a transaction subject to the special currency rules. However, foreign currency-related regulated futures contracts and nonequity options are generally not subject to the special currency rules if they are or would be treated as sold for their fair market value at year-end under the marking-to-market rules applicable to other futures contracts unless an election is made to have such currency rules apply. With respect to transactions covered by the special rules, foreign currency gain or loss is calculated separately from any gain or loss on the underlying transaction and is normally taxable as ordinary gain or loss. A taxpayer may elect to treat as capital gain or loss foreign currency gain or loss arising from certain identified forward contracts, futures contracts and options that are capital assets in the hands of the taxpayer and which are not part of a straddle. The Treasury Department issued regulations under which certain transactions subject to the special currency rules that are part of a "section 988 hedging transaction" (as defined in the Internal Revenue Code of 1986, as amended, and the Treasury regulations) will be integrated and treated as a single transaction or otherwise treated consistently for purposes of the Code. Any gain or loss attributable to the foreign currency component of a transaction engaged in by the Fund which is not subject to the special currency rules (such as foreign equity investments other than certain preferred stocks) will be treated as capital gain or loss and will not be segregated from the gain or loss on the underlying transaction. It is anticipated that some of the non-U.S. dollar-denominated investments and foreign currency contracts the Fund may make or enter into will be subject to the special currency rules described above.

     COUNTRY RISK. As foreign companies are not generally subject to uniform accounting, auditing and financial reporting standards and practices comparable to those applicable to domestic companies, there may be less publicly available information about certain foreign companies than about domestic companies. Securities of some foreign companies are generally less liquid and more volatile than securities of comparable domestic companies. There is generally less government supervision and regulation of foreign stock exchanges, brokers and listed companies than in the U.S. In addition, with respect to certain foreign countries, there is the possibility of


                                       B-7

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expropriation or confiscatory taxation, political or social instability, or diplomatic developments which could affect U.S. investments in companies in those countries.

     Although the Fund will endeavor to achieve most favorable execution costs in its portfolio transactions in foreign securities, fixed commissions on many foreign stock exchanges are generally higher than negotiated commissions on U.S. exchanges. In addition, it is expected that the expenses for custodial arrangements of foreign securities will be somewhat greater than the expenses for the custodial arrangements for handling U.S. securities of equal value.

     Certain foreign governments levy withholding taxes against dividend and interest income. Although in some countries a portion of these taxes is recoverable, the non-recovered portion of foreign withholding taxes will reduce the income the Fund receives from its foreign investments.


ILLIQUID SECURITIES

Each Fund may invest up to 15% of its net assets in illiquid securities. Illiquid securities are securities that may not be sold or disposed of in the ordinary course of business within seven business days at approximately the value at which they are being carried on a Fund's books.

     Each Fund may invest in restricted, privately placed securities that, under the Commission's rules, may be sold only to qualified institutional buyers. Because these securities can be resold only to qualified institutional buyers, they may be considered illiquid securities--meaning that they could be difficult for a Fund to convert to cash if needed.

     If a substantial market develops for a restricted security held by a Fund, it will be treated as a liquid security, in accordance with procedures and guidelines approved by the Funds' Board of Trustees. This generally includes securities that are unregistered that can be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933 (the 1933
Act). While the Funds' investment advisers determine the liquidity of restricted securities on a daily basis, the Board oversees and retains ultimate responsibility for the advisers' decisions. Several factors the Board considers in monitoring these decisions include the valuation of a security, the availability of qualified institutional buyers, and the availability of information about the security's issuer.


AMERICAN DEPOSITARY RECEIPTS ("ADRS")

ADRs are securities, typically issued by a U.S. financial institutional (a "depositary"), that evidence ownership interests in a security or a pool of securities issued by a foreign issuer and deposited with the depositary. ADRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. Holders of unsponsored depositary receipts generally bear all the costs of the unsponsored facility. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through, to the holders of the receipts, voting rights with respect to the deposited securities.

CONVERTIBLE SECURITIES

Convertible securities are corporate securities that are exchangeable for a set number of another security at a prestated price. Convertible securities typically have characteristics of both fixed income and equity securities. Because of the conversion feature, the market value of a convertible security tends to move with the market value of the underlying stock. The value of a convertible security is also affected by prevailing interest rates, the credit quality of the issuer and any call provisions.


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VARIABLE AND FLOATING RATE INSTRUMENTS

Certain obligations may carry variable or floating rates of interest, and may involve a conditional or undconditional demand feature. Such instruments bear interest at rates which are not fixed, but which vary with changes in specified market rates or indices. The interest rates on these securities may be reset daily, weekly, quarterly or some other reset period, and may have a floor or ceiling on interest rate changes. There is a risk that the current interest rate on such obligations may not accurately reflect existing market interest rates. A demand instrument with a demand notice exceeding seven days may be considered illiquid if there is no secondary market for such security.

WARRANTS

Warrants are instruments giving holders the right, but not the obligation, to buy equity or fixed income securities of a company at a given price during a specified period.

WHEN-ISSUED AND DELAYED DELIVERY SECURITIES

When-issued or delayed delivery securities are subject to market fluctuations due to changes in market interest rates and it is possible that the market value at the time of settlement could be higher or lower than the purchase price if the general level of interest rates has changed. Although a Fund generally purchases securities on a when-issued or forward commitment basis with the intention of actually acquiring securities for its investment portfolio, a Fund may dispose of a when- issued security or forward commitment prior to settlement if it deems appropriate.

                       FUNDAMENTAL INVESTMENT LIMITATIONS

Each Fund is subject to the following fundamental investment limitations, which cannot be changed in any material way without the approval of the holders of a majority of the Fund's shares. For these purposes, a "majority" of the Fund's shares means shares representing the lesser of: (i) 67% or more of the votes cast to approve a change, so long as shares representing more than 50% of the Fund's net assets value are present or represented by proxy; or (ii) more than 50% of a Fund's net asset value.

     BORROWING. Vanguard Equity Income Fund may not borrow money, except for temporary purposes in an amount not exceeding 15% of the Fund's net assets. Vanguard Growth Equity Fund may not borrow money in an amount exceeding 33 1/3% of the value of its total assets, provided that, for purposes of this limitation, investment strategies which either obligate the Fund to purchase securities or require the Fund to segregate assets are not considered to be borrowings. For Vanguard Growth Equity Fund, asset coverage of at least 300% is required for all borrowings, except where the Fund has borrowed for temporary purposes in amounts not exceeding 5%. Each Fund may borrow money through banks, or Vanguard's interfund lending program only, and must comply with all applicable regulatory conditions. Each Fund may not make any additional investments whenever outstanding borrowings exceed 5% of net assets.

     COMMODITIES. The Fund may not invest in commodities, except that each Fund may invest in stock futures contracts, stock options and options on stock futures contracts. No more than 5% of the Fund's total assets may be used as initial margin deposit for futures contracts, and no more than 20% of the Fund's total assets may be obligated under futures contracts or options at any time.

     DIVERSIFICATION. With respect to 75% of its total assets, the Fund may not:
(i) purchase more than 10% of the outstanding voting securities of any one issuer, or (ii) purchase securities of any issuer if, as a result, more than 5% of the Fund's total assets would be invested in that issuer's securities. This limitation does not apply to obligations of the United States Government, its agencies, or instrumentalities.

     INDUSTRY CONCENTRATION. The Fund may not invest more than 25% of its total assets in any one industry.

     INVESTING FOR CONTROL. The Fund may not invest in a company for the purpose of controlling its management.*

     INVESTMENT COMPANIES. The Fund may not invest in any other investment company, except through a merger, consolidation or acquisition of assets, or to the extent permitted by Section 12 of the 1940 Act. Investment companies whose shares the Fund acquires pursuant to Section 12 must have investment objectives and investment policies consistent with those of the Fund.*

     LOANS. The Fund may not lend money to any person except by purchasing fixed income securities that are publicly distributed, by entering into repurchase agreements, by lending its portfolio securities, or through Vanguard's interfund lending program.

     MARGIN. The Fund may not purchase securities on margin or sell securities short, except as permitted by the Fund's investment policies relating to commodities.*

     PLEDGING ASSETS. The Fund may not pledge, mortgage or hypothecate more than 15% of its net assets.*

     REAL ESTATE. The Fund may not invest directly in real estate, although it may invest in securities of companies that deal in real estate.

     SENIOR SECURITIES. The Fund may not issue senior securities, except in compliance with the 1940 Act.

     UNDERWRITING. The Fund may not engage in the business of underwriting securities issued by other persons. The Fund will not be considered an underwriter when disposing of its investment securities.

* For Vanguard Growth Equity Fund, this is a non-fundamental limitation and may be changed by the Fund's Board of Trustees.

     None of these limitations prevents the Funds from participating in The Vanguard Group (Vanguard). Because the Trust is a member of the Group, each Fund may own securities issued by Vanguard, make loans to Vanguard, and contribute to Vanguard's costs or other financial requirements. See "Management of the Funds" for more information.

     The investment limitations set forth above are considered at the time investment securities are purchased. If a percentage restriction is adhered to at the time the investment is made, a later increase in percentage resulting from a change in the market value of assets will not constitute a violation of such restriction.

                               PURCHASE OF SHARES

Each Fund reserves the right in its sole discretion (i) to suspend the offerings of its shares, (ii) to reject purchase orders when in the judgment of management such rejection is in the best interest of the Fund, and (iii) to reduce or waive the minimum investment for, or any other restrictions on, initial and subsequent investments for certain fiduciary accounts or under circumstances where certain economies can be achieved in sales of the Fund's shares.

TRADING SHARES THROUGH CHARLES SCHWAB

Each Fund has authorized Charles Schwab & Co., Inc. (Schwab) to accept on its behalf purchase and redemption orders under certain terms and conditions. Schwab is also authorized to designate other intermediaries to accept purchase and redemption orders on each Fund's behalf subject to those terms and conditions. Under this arrangement, a Fund will be deemed to have received a purchase or redemption order when Schwab or, if applicable, Schwab's authorized designee, accepts the order in accordance with each Fund's instructions. Customer orders that are properly transmitted to each Fund by Schwab, or if applicable, Schwab's authorized designee, will be priced as follows:

     Orders received by Schwab BEFORE 3 p.m. Eastern time on any business day, will be sent to Vanguard that day and your share price will be based on the Fund's net asset value calculated at the close of trading that day. Orders received by Schwab AFTER 3 p.m. Eastern time, will be sent to Vanguard on the following business day and your share price will be based on the Fund's net asset value calculated at the close of trading that day.

                              REDEMPTION OF SHARES

Each Fund may suspend redemption privileges or postpone the date of payment (i) during any period that the New York Stock Exchange is closed, or trading on the Exchange is restricted as determined by the Commission, (ii) during any period when an emergency exists as defined by the rules of the Commission as a result of which it is not reasonably practicable for each Fund to dispose of securities owned by it, or fairly to determine the value of its assets, and (iii) for such other periods as the Commission may permit.

     Each Fund has made an election with the Commission to pay in cash all redemptions requested by any shareholder of record limited in amount during any 90-day period to the lesser of $250,000 or 1% of the net assets of the Fund at the beginning of such period.

     No charge is made by the Funds for redemptions. Shares redeemed may be worth more or less than what was paid for them, depending on the market value of the securities held by the Funds.

                                   SHARE PRICE

Each Fund's share price, or "net asset value" per share, is calculated by dividing the total assets of the Fund, less all liabilities, by the total number of shares outstanding. The net asset value is determined as of the close of the New York Stock Exchange (the Exchange) generally 4:00 p.m. Eastern time on each day that the Exchange is open for trading.

     Portfolio securities for which market quotations are readily available (includes those securities listed on national securities exchanges, as well as those quoted on the NASDAQ Stock Market) will be valued at the last quoted sales price on the day the valuation is made. Such securities which are not traded on the valuation date are valued at the mean of the bid and ask prices. Price information on exchange-listed securities is taken from the exchange where the security is primarily traded. Any foreign securities are valued at the latest quoted sales price available before the time when assets are valued. Securities may be valued on the basis of prices provided by a pricing service when such prices are believed to reflect the fair market value of such securities.

     Short-term instruments (those acquired with remaining maturities of 60 days or less) may be valued at cost, plus or minus any amortized discount or premium, which approximates market value.

     Bonds and other fixed income securities may be valued on the basis of prices provided by a pricing service when such prices are believed to reflect the fair market value of such securities. The prices provided by a pricing service may be determined without regard to bid or last sale prices of each security, but take into account institutional-size transactions in similar groups of securities as well as any developments related to specific securities.

     Other assets and securities for which no quotations are readily available or which are restricted as to sale (or resale) are valued by such methods as the Board of Trustees deems in good faith to reflect fair value.

     The share price for each Fund can be found daily in the mutual fund listings of most major newspapers under the heading of Vanguard Funds.

                             MANAGEMENT OF THE FUNDS

OFFICERS AND TRUSTEES

The Officers of the Funds manage their day-to-day operations and are responsible to the Funds' Board of Trustees. The Trustees set broad policies for each Fund and choose its Officers. The following is a list of Trustees and Officers of each Fund and a statement of their present positions and principal occupations during the past five years. As a group, the Fund's Trustees and Officers own less than 1% of the outstanding shares of the Fund. Each Trustee also serves as a Director of The Vanguard Group, Inc., and as a Trustee of each of the 103 funds administered by Vanguard (93 in the case of Mr. MacLaury). The mailing address of the Trustees and Officers of the Funds is Post Office Box 876, Valley Forge, PA 19482.

JOHN J. BRENNAN, (DOB: 7/29/1954) CHAIRMAN, CHIEF EXECUTIVE OFFICER & TRUSTEE* Chairman, Chief Executive Officer and Director of The Vanguard Group, Inc., and Trustee of each of the investment companies in The Vanguard Group.

JOANN HEFFERNAN HEISEN, (DOB: 1/25/1950) TRUSTEE
Vice President, Chief Information Officer, and member of the Executive Committee of Johnson & Johnson (Pharmaceuticals/Consumer Products); Director of Johnson & Johnson*MERCK Consumer Pharmaceuticals Co., The Medical Center at Princeton, and Women's Research and Education Institute.

BRUCE K. MACLAURY, (DOB: 5/7/1931) TRUSTEE
President Emeritus of The Brookings Institution (Independent Non-Partisan Research Organization); Director of American Express Bank, Ltd., The St. Paul Companies, Inc. (Insurance and Financial Services), and National Steel Corp.

ALFRED M. RANKIN, JR., (DOB: 10/8/1941) TRUSTEE
Chairman, President, Chief Executive Officer, and Director of NACCO Industries, Inc. (Machinery/ Coal/Appliances); and Director of The BFGoodrich Co. (Aircraft Systems/Manufacturing/Chemicals).

JOHN C. SAWHILL, (DOB: 6/12/1936) TRUSTEE
President and Chief Executive Officer of The Nature Conservancy (Non-Profit Conservation Group); Director of Pacific Gas and Electric Co., Procter & Gamble Co., NACCO Industries (Machinery/Coal/ Appliances), and Newfield Exploration Co. (Energy); formerly, Director and Senior Partner of McKinsey & Co., and President of New York University.

JAMES O. WELCH, JR., (DOB: 5/13/1931) TRUSTEE
Retired Chairman of Nabisco Brands, Inc. (Food Products); retired Vice Chairman and Director of RJR Nabisco (Food and Tobacco Products); Director of TECO Energy, Inc., and Kmart Corp.

J. LAWRENCE WILSON, (DOB: 3/2/1936) TRUSTEE
Retired Chairman of Rohm & Haas Co. (Chemicals); Director of Cummins Engine Co. (Diesel Engine Company), and The Mead Corp. (Paper Products); and Trustee of Vanderbilt University.

RAYMOND J. KLAPINSKY, (DOB: 12/7/1938) SECRETARY*
Managing Director of The Vanguard Group, Inc.; Secretary of The Vanguard Group, Inc. and of each of the investment companies in The Vanguard Group.

THOMAS J. HIGGINS, (DOB: 5/21/1957) TREASURER*
Principal of The Vanguard Group, Inc.; Treasurer of each of the investment companies in The Vanguard Group.

ROBERT D. SNOWDEN, (DOB: 9/4/1961) CONTROLLER*
Principal of The Vanguard Group, Inc.; Controller of each of the investment companies in The Vanguard Group.

* OFFICERS OF THE FUND ARE "INTERESTED PERSONS" AS DEFINED IN THE 1940 ACT.

THE VANGUARD GROUP

Each Fund is a member of The Vanguard Group of Investment Companies, which consists of more than 100 funds. Through their jointly-owned subsidiary, The Vanguard Group, Inc. (Vanguard), the Funds and the other funds in The Vanguard Group obtain at cost virtually all of their corporate management, administrative and distribution services. Vanguard also provides investment advisory services on an at-cost basis to certain of the Vanguard funds.

     Vanguard employs a supporting staff of management and administrative personnel needed to provide the requisite services to the funds and also furnishes the funds with necessary office space, furnishings and equipment. Each fund pays a share of Vanguard's total expenses which are allocated among the funds under methods approved by the Board of Trustees of each fund. In addition, each fund bears its own direct expenses such as legal, auditing and custodian fees. In order to generate additional revenues for Vanguard and thereby reduce the funds' expenses, Vanguard also provides certain administrative services to other organizations.

     The funds' Officers are also Officers and employees of Vanguard. No Officer or employee owns, or is permitted to own, any securities of any external adviser for the funds.

     Vanguard adheres to a Code of Ethics established pursuant to Rule 17j-1 under the 1940 Act. The Code is designed to prevent unlawful practices in connection with the purchase or sale of securities by persons associated with Vanguard. Under Vanguard's Code of Ethics, certain Officers and employees of Vanguard who are considered access persons are permitted to engage in personal securities transactions. However, such transactions are subject to procedures and guidelines similar to, and in many cases more restrictive than, those recommended by a blue ribbon panel of mutual fund industry executives.

     Vanguard was established and operates under an Amended and Restated Funds' Service Agreement which was approved by the shareholders of each of the funds. The amounts which each of the funds have invested are adjusted from time to time in order to maintain the proportionate relationship between each fund's relative net assets and its contribution to Vanguard's capital. At May 31, 2000, Vanguard Equity Income Fund had contributed $___ to Vanguard, representing ___% of the Fund's net assets and ___% of Vanguard's capitalization. (Vanguard Growth Equity Fund had not commenced operations as a Vanguard fund as of May 31, 2000.) The Amended and Restated Funds' Service Agreement provides as follows: (a) each Vanguard fund may be called upon to invest up to 0.40% of its current assets in Vanguard, and (b) there is no other limitation on the dollar amount that each Vanguard fund may contribute to Vanguard's capitalization.

     MANAGEMENT. Corporate management and administrative services include: (1) executive staff; (2) accounting and financial; (3) legal and regulatory; (4) shareholder account maintenance; (5) monitoring and control of custodian relationships; (6) shareholder reporting; and (7) review and evaluation of advisory and other services provided to the funds by third parties.

     DISTRIBUTION. Vanguard Marketing Corporation, a wholly-owned subsidiary of The Vanguard Group, Inc., provides all distribution and marketing activities for the funds in the Group. The principal distribution expenses are for advertising, promotional materials and marketing personnel. Distribution services may also include organizing and offering to the public, from time to time, one or more new investment companies which will become members of The Vanguard Group. The Trustees and Officers of Vanguard determine the amount to be spent annually on distribution activities, the manner and amount to be spent on each fund, and whether to organize new investment companies.

     One half of the distribution expenses of a marketing and promotional nature is allocated among the funds based upon relative net assets. The remaining one half of those expenses is allocated among the funds based upon each fund's sales for the preceding 24 months relative to the total sales of the funds as a Group, provided, however, that no fund's aggregate quarterly rate of contribution for distribution expenses of a marketing and promotional nature shall exceed 125% of the average distribution expense rate for The Vanguard Group, and that no fund shall incur annual distribution expenses in excess of 20/100 of 1% of its average month-end net assets.

     During the fiscal years ended September 30, 1997, 1998, and 1999, Vanguard Equity Income Fund incurred the following approximate amounts of The Vanguard Group's management (including transfer agency), distribution, and marketing expenses: $4,423,000, $5,443,000, and $7,897,000, respectively.

     Prior to joining the Vanguard Group, Vanguard Growth Equity Fund was party to an administration agreement, under which, for the fiscal years ended September 30, 1997, 1998, and 1999, the Fund paid the following administrative fees, net of waivers: $110,759, $114,049, and $117,203, respectively.

     INVESTMENT ADVISORY SERVICES. An experienced investment management staff employed directly by Vanguard provides investment advisory services to Vanguard Equity Income Fund and many Vanguard funds. These services are provided on an internalized, at-cost basis. The compensation and other expenses of this staff are paid by the funds utilizing these services.

TRUSTEE COMPENSATION

The same individuals serve as Trustees of all Vanguard funds (with two exceptions, which are noted in the table appearing below, and each fund pays a proportionate share of the Trustees' compensation. The funds employ their officers on a shared basis, as well. However, officers are compensated by the Vanguard Group, Inc., not the funds.

     INDEPENDENT TRUSTEES. The funds compensate their independent Trustees--that is, the ones who are not also officers of the fund--in three ways:

[bullet] The independent Trustees receive an annual fee for their service to the Funds, which is subject to reduction based on absences from scheduled Board meetings.

[bullet] The independent Trustees are reimbursed for the travel and other expenses that they incur in attending Board meetings.

[bullet] Upon retirement, the independent Trustees receive an aggregate annual fee of $1,000 for each year served on the Board, up to fifteen years of service. This annual fee is paid for ten years following retirement, or until each Trustee's death.

     "INTERESTED" TRUSTEE. Mr. Brennan serves as a Trustee, but is not paid in this capacity. He is, however, paid in his role as officer of The Vanguard Group, Inc.

     COMPENSATION TABLE. The following table provides compensation details for each of the Trustees. We list the amounts paid as compensation and accrued as retirement benefits by the Funds for each Trustee. In addition, the table shows the total amount of benefits that we expect each Trustee to receive from all Vanguard funds upon retirement, and the total amount of compensation paid to each Trustee by all Vanguard funds. All information shown is for the fiscal year ended September 30, 1999:

                              VANGUARD FENWAY FUNDS
                          TRUSTEES' COMPENSATION TABLE

                                                           PENSION OR
                                                           RETIREMENT                        TOTAL
                                                            BENEFITS                     COMPENSATION
                                          AGGREGATE         ACCRUED AS     ESTIMATED        FROM ALL
                                         COMPENSATION      PART OF THESE     ANNUAL         VANGUARD
                                           FROM THESE          FUNDS'     BENEFITS UPON   FUNDS PAID TO
NAMES OF TRUSTEES                             FUNDS          EXPENSES      RETIREMENT     TRUSTEES(1)
--------------------------------------------------------------------------------------------------------
John C. Bogle (2)......................       None              None       None              None
John J. Brennan........................       None              None       None              None
Barbara Barnes Hauptfuhrer (3).........       $167              $21        $15,000           $0
JoAnn Heffernan Heisen.................       $667              $37        $15,000           $80,000
Bruce K. MacLaury......................       $697              $62        $12,000           $75,000
Alfred M. Rankin, Jr...................       $667              $44        $15,000           $80,000
John C. Sawhill........................       $667              $57        $15,000           $80,000
James O. Welch, Jr.....................       $667              $65        $15,000           $80,000
J. Lawrence Wilson.....................       $667              $48        $15,000           $80,000

(1) THE AMOUNTS REPORTED IN THIS COLUMN REFLECT THE TOTAL COMPENSATION PAID TO EACH TRUSTEE FOR HIS OR HER SERVICE AS TRUSTEE OF 103 VANGUARD FUNDS (93 IN THE CASE OF MR. MACLAURY).

(2) MR. BOGLE HAS RETIRED FROM THE VANGUARD EQUITY INCOME FUND'S BOARD, EFFECTIVE DECEMBER 31, 1999.

(3) MRS. HAUPTFUHRER HAS RETIRED FROM VANGUARD EQUITY INCOME FUND'S BOARD, EFFECTIVE DECEMBER 31, 1998.

                             YIELD AND TOTAL RETURNS

The yield of Vanguard Equity Income Fund for the 30-day period ended September 30, 1999 was 2.64%. The yield is calculated daily. The average annual total return of Vanguard Equity Income Fund for one, five, and ten years ended September 30, 1999, was 12.56%, 19.53% and 12.96%, respectively.

The yield of Vanguard Growth Equity Fund for the 30-day period ended September 30, 1999 was 0.00%. The yield is calculated daily. The average annual total return of Vanguard Growth Equity Fund for the one-, and five-years ended September 30, 1999, and since inception, was 38.16%, 24.63%. and 19.17%, respectively.

SEC YIELDS

Yield is the net annualized yield based on a specified 30-day (or one month) period assuming semiannual compounding of income. Yield is calculated by dividing the net investment income per share earned during the period by the maximum offering price per share on the last day of the period, according to the following formula:
                          YIELD = 2[((A-B)/CD+1)(6)-1]
     Where:

      a      = dividends and interest earned during the period.
      b      = expenses accrued for the period (net of reimbursements).
      c      = the average daily number of shares outstanding during the period that were entitled to receive dividends.
      d      = the maximum offering price per share on the last day of
               the period.

AVERAGE ANNUAL TOTAL RETURN

Average annual total return is the average annual compounded rate of return for the periods of one year, five years, ten years or the life of a Fund, all ended on the last day of a recent month. Average annual total return quotations will reflect changes in the price of each Fund's shares and assume that all dividends and capital gains distributions during the respective periods were reinvested in Fund shares.

     Average annual total return is calculated by finding the average annual compounded rates of return of a hypothetical investment over such periods according to the following formula (average annual total return is then expressed as a percentage):

                                T = (ERV/P)(1/n)-1
     Where:
              T   = average annual total return
              P   = a hypothetical initial investment of $1,000
              n   = number of years
              ERV = ending redeemable value: ERV is the value, at the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.

AVERAGE ANNUAL AFTER-TAX TOTAL RETURN QUOTATION

We calculate the Fund's average annual after-tax total return by finding the average annual compounded rate of return over the 1-, 5-, and 10-year periods that would equate the initial amount invested to the after-tax value, according to the following formulas:

AFTER-TAX RETURN:

 P (1+T)(n) = ATV

     Where:
              P   = a hypothetical initial payment of $1,000
              T   = average annual after-tax total return
              n   = number of years
              ATV = after-tax value at the end of the 1-, 5-, or 10-year periods of a hypothetical $1,000 payment made at the beginning of the time period, assuming no liquidation of the investment at the end of the measurement periods.

 INSTRUCTIONS.

1. Assume all distributions by each Fund are reinvested--less the taxes due on such distributions--at the price on the reinvestment dates during the period. Adjustments may be made for subsequent re-characterizations of distributions.

2. Calculate the taxes due on distributions by each Fund by applying the highest federal marginal tax rates to each component of the distributions on the reinvestment date (e.g., ordinary income, short-term capital gain, long-term capital gain, etc.). For periods after December 31, 1997, the federal marginal tax rates used for the calculations are 39.6% for ordinary income and short-term capital gains and 20% for long-term capital gains. Note that the applicable tax rates may vary over the measurement period. Assume no taxes are due on the portions of any distributions classified as exempt interest or non-taxable (i.e., return of capital). Ignore any potential tax liabilities other than federal tax liabilities (e.g., state and local taxes).

3. Include all recurring fees that are charged to all shareholder accounts. For any account fees that vary with the size of the account, assume an account size equal to the Fund's mean (or median) account size. Assume that no additional taxes or tax credits result from any redemption of shares required to pay such fees.

4.   State the total return quotation to the nearest hundredth of one percent.

CUMULATIVE TOTAL RETURN

Cumulative total return is the cumulative rate of return on a hypothetical initial investment of $1,000 for a specified period. Cumulative total return quotations reflect changes in the price of the Fund's shares and assume that all dividends and capital gains distributions during the period were reinvested in Fund shares. Cumulative total return is calculated by finding the cumulative rates of a return of a hypothetical investment over such periods, according to the following formula (cumulative total return is then expressed as a percentage):
                                  C = (ERV/P)-1
     Where:
              C   = cumulative total return
              P   = a hypothetical initial investment of $1,000
              ERV = ending redeemable value: ERV is the value, at the end of the applicable period, of a hypothetical $1,000 investment made at the beginning of the applicable period.

                          INVESTMENT ADVISORY SERVICES

VANGUARD EQUITY INCOME FUND

The Fund currently has four investment advisers: Newell Associates (Newell), 525 University Avenue, Palo Alto, California 94301; John A. Levin & Co., Inc. (Levin), One Rockefeller Plaza, 19th Floor, New York, NY 10020; Wellington Management Company, LLP (Wellington Management), 75 State Street, Boston MA 02109; and The Vanguard Group, Inc. (Vanguard), Post Office Box 2600, Valley Forge, PA 19482. Prior to January 1, 1995, Newell was the sole investment adviser to the Fund. Spare, Kaplan, Bischel & Associates (Spare Kaplan) served as an adviser to the Fund from 1995 through 1999. Levin was added as an investment adviser effective January 1, 1995. Vanguard was added as an adviser effective January 16, 1998. Wellington Management was added as an adviser effective January 1, 2000. The Fund has entered into investment advisory agreements with Newell, Levin, and Wellington Management which provide that the advisers manage the investment and reinvestment of the Fund's assets and continuously review, supervise and administer the Fund's investment program. The advisers discharge their responsibilities subject to the control of the Officers and Trustees of the Fund.

     The proportion of the net assets of the Fund managed by each adviser is established by the Board of Trustees, and may be changed in the future as circumstances warrant. As of March 31, 2000, Newell was responsible for approximately ___% of the Fund's investment, and Levin was responsible for approximately ___%, and Wellington Management was responsible for approximately ___%. Vanguard's advisory role is limited; it currently manages just the Fund's cash reserves, which normally represent about 5% of the Fund's assets.

NEWELL ASSOCIATES

The Fund pays Newell an advisory fee at the end of each fiscal quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets managed by Newell for the quarter:

            NET ASSETS                                    ANNUAL RATE
            ----------                                    -----------
            First $250 million............................   .200%
            Next $500 million.............................   .150%
            Next $250 million.............................   .100%
            Over $1 billion...............................   .080%

     During the fiscal years ended September 30, 1997, 1998, and 1999, Vanguard Equity Income Fund incurred the following advisory fees owed to Newell:
$1,526,568, $1,851,435, and $2,150,288, respectively.

JOHN A. LEVIN & CO., INC.

The Fund pays Levin a basic advisory fee at the end of each fiscal quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end assets of the Fund managed by Levin (Levin Portfolio) for the quarter:

                  NET ASSETS                               ANNUAL RATE
                  ----------                               -----------
                  First $100 million .....................     0.40%
                  Next $200 million ......................     0.25%
                  NEXT $200 MILLION ......................     0.30%
                  NEXT $500 MILLION ......................     0.25%
                  OVER $1 BILLION ........................     0.10%

     The basic fee paid to Levin, as provided above, may be increased or decreased by applying an incentive/penalty adjustment to the basic fee reflecting the investment performance of the Levin Portfolio relative to the return of the Standard and Poor's 500 Composite Stock Price Index (S&P 500 Index), an index which emphasizes large capitalization companies.

     The following table sets forth the incentive/penalty fee rates payable by the Fund to Levin under the investment advisory agreement:

          THREE YEAR PERFORMANCE                      PERFORMANCE FEE
          DIFFERENTIAL VS. THE S&P 500 INDEX          ADJUSTMENT*
          ----------------------------------          ---------------
          Less than 0% ............................   -0.40 x Basic Fee
          Between 0% and 3% .......................   -0.20 x Basic Fee
          Between 3% and 6% .......................    0.00 x Basic Fee
          Between 6% and 9% .......................    0.20 x Basic Fee
          More than 9% ............................    0.40 x Basic Fee

* FOR PURPOSES OF THIS CALCULATION, THE BASIC FEE IS CALCULATED BY APPLYING A QUARTERLY RATE BASED ON THE ANNUAL BASIC FEE RATE USING AVERAGE ASSETS OVER THE SAME PERIOD OVER WHICH THE PERFORMANCE IS MEASURED.

     The investment performance of the Levin Portfolio, for any period, expressed as a percentage of the "Levin Portfolio Unit Value" at the beginning of such period, will be the sum of: (i) the change in the Levin Portfolio Unit Value during such period; (ii) the unit value of the Fund's cash distributions from the Levin Portfolio's net investment income and realized net capital gains (whether long-term or short-term) having an ex-dividend date occurring within such period; and (iii) the unit value of capital gains taxes paid or accrued during such period by the Fund for undistributed long-term capital gains realized from the Levin Portfolio.

     The Levin Portfolio Unit Value will be determined by dividing the total net assets of the Levin Portfolio by a given number of units. On the initial date of the agreement, the number of units in the Levin Portfolio will equal the total shares outstanding of the Fund. After such initial date, as assets are added to or withdrawn from the Levin Portfolio, the number of units of the Levin Portfolio will be adjusted based on the unit value of the Levin Portfolio on the day such changes are executed.

     The investment record of the S&P 500 Index will be calculated monthly by
(i) multiplying the total return for the month (change in market price plus dividends) of each stock included in the S&P 500 Index by its weighings in the S&P 500 Index at the beginning of the month, and (ii) adding the values discussed in (i). For any period, therefore, the investment record of the S&P 500 Index will be the compounded monthly returns of the S&P 500 Index.

     For the purposes of determining the incentive/penalty fee adjustment, the net assets managed by Levin will be averaged over the same period as the investment performance of those assets and the investment record of the S&P 500 Index are computed.

     Under the Fund's investment advisory agreement with Levin, the maximum performance adjustment for an incentive fee is made at a difference of +9 percentage points from the performance of the index over a thirty-six month period. The maximum performance adjustment for a penalty fee is made at a difference of less than +0 percentage points from the performance of the index over a thirty-six month period. On a per year basis, these maximum adjustments effectively would occur at differences from the index of +3 percentage points and less than +0 percentage point, respectively.

     In the event of termination of this Agreement, the fee paid to Levin shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     During the fiscal years ended September 30, 1997, 1998, and 1999, Vanguard Equity Income Fund incurred the following advisory fees owed to Levin:

                                    1997         1998          1999
                                  --------    ----------    ----------
Basic Fee........................ $781,369    $1,084,801    $1,583,863
Increase or Decrease for
Performance Adjustment........... (228,534)     (290,030)     (402,526)
                                  --------    ----------    ----------
Total............................ $552,835    $  794,771    $1,181,337
                                  ========    ==========    ==========

WELLINGTON MANAGEMENT COMPANY, LLP

The Fund pays Wellington Management a basic advisory fee at the end of each fiscal quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Fund managed by Wellington Management (Wellington Management Portfolio) for the quarter:

            NET ASSETS                                    ANNUAL RATE
            ----------                                    -----------
            First $1 billion..............................    .125%
            Next $4 billion...............................    .100%
            Over $5 billion...............................    .080%

     The basic fee paid to Wellington Management, as provided above, may be increased or decreased by applying an incentive/penalty adjustment to the basic fee reflecting the investment performance of the Wellington Management Portfolio relative to the return of the Lipper Equity Income average.

     The following table sets forth the incentive/penalty fee rates payable by the Fund to Wellington Management under the investment advisory agreement:

           THREE YEAR PERFORMANCE
           DIFFERENTIAL VS. THE LIPPER EQUITY        PERFORMANCE FEE
           INCOME AVERAGE                            ADJUSTMENT*
           --------------                            -----------------
           Exceeds by 3% to 6%......................  0.10 x Basic Fee
           Exceeds by more than 6%..................  0.20 x Basic Fee
           Trails by 3% to 6%....................... -0.10 x Basic Fee
           Trails by more than 6%................... -0.20 x Basic Fee


* FOR PURPOSES OF THIS CALCULATION, THE BASIC FEE IS CALCULATED BY APPLYING A QUARTERLY RATE BASED ON THE ANNUAL BASIC FEE RATE USING AVERAGE ASSETS OVER THE SAME PERIOD OVER WHICH THE PERFORMANCE IS MEASURED.

     The Performance Fee Adjustment will not be fully operable until the quarter ending December 31, 2002. Until that time, the following transition rules will apply:

     (A) JANUARY 1, 2000 THROUGH SEPTEMBER 30, 2000. Wellington Management's compensation will be the Basic Fee. No Performance Fee Adjustment will apply during this period.

     (B) OCTOBER 1, 2000 THROUGH DECEMBER 31, 2002. Beginning October 1, 2000, the Performance Fee Adjustment will take effect on a progressive basis with regards to the number of months elapsed between January 1, 2000, and the quarter for which Wellington Management's fee is being computed. During this period, the Performance Fee Adjustment will be multiplied by a fraction. The fraction will equal the number of months elapsed since January 1, 2000, divided by thirty-six.

     (C) ON AND AFTER DECEMBER 31, 2002. For the quarter ending December 31, 2002, and thereafter, the Performance Fee Adjustment will be fully operable. The period used to calculate the Adjustment shall be the 36 months preceding the end of the quarter for which the fee is being computed.

     The investment performance of the Wellington Management Portfolio for any period, expressed as a percentage of the "Wellington Management Portfolio unit value" at the beginning of such period, will be calculated in a manner consistent with the total return methodology used by Lipper Inc., to calculate investment performance.

     The "Wellington Management Portfolio unit value" will be determined by dividing the total net assets of the Wellington Management Portfolio by a given number of units. Initially, the number of units in the Wellington Management Portfolio will equal the total shares outstanding of the Fund on January 1, 2000. Subsequently, as assets are added to or withdrawn from the Wellington Management Portfolio, the number of units of the Wellington Management Portfolio will be adjusted based on the unit value of the Wellington Management Portfolio on the day such changes are executed. Any cash buffer maintained by the Fund outside of the Wellington Management Portfolio shall neither be included in the total net assets of the Wellington Management Portfolio nor included in the computation of the Wellington Management Portfolio Unit Value.

     The investment record of the Lipper Equity Income average for any period will be obtained from an independent source at the end of each applicable quarter. The calculation will be based on the thirty-six month period ending with the applicable quarter and will be gross of applicable costs and expenses.

     In the event of termination of this agreement with Wellington Management, the fees will be computed on the basis of the period ending on the last business day on which this agreement is in effect, subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     This agreement became effective on January 1, 2000, and will continue in effect until December 31, 2002, and thereafter, only so long as such continuance is approved at least annually by votes of the Fund's Board of Trustees who are not parties to the agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the advisory agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

     The Fund's Board of Trustees may, without the approval of shareholders, provide for:

[bullet] The employment of a new investment adviser pursuant to the terms of a new advisory agreement, either as a replacement for an existing adviser or as an additional adviser.

[bullet] A change in the terms of an advisory agreement.

[bullet] The continued employment of an existing adviser on the same advisory contract terms where a contract has been assigned because of a change in control of the adviser.

     Any such change will be communicated to shareholders in writing.

DESCRIPTION OF THE ADVISERS

     NEWELL ASSOCIATES. Newell Associates, a California corporation, was founded in 1986 to provide investment management services to institutions. Newell Associates uses its proprietary Relative Yield Strategy to determine when stocks are undervalued and, therefore, candidates for purchase or overvalued and, therefore, candidates for sale. The officers of the corporation are: Roger D. Newell, Chairman; Robert A. Huret, Vice Chairman; and Jennifer C. Newell, CFA, President.

     JOHN A. LEVIN & CO. INC. John A. Levin, which commenced operations in 1982, provides investment advisory services to institutional and private clients, including registered investment trusts and several private investment partnerships. The investment process at Levin emphasizes identifying investment value through fundamental research. John A. Levin, a founding principal and Chairman and Chief Executive Officer of Levin, and Jeffrey A. Kigner, Co-Chairman and Chief Investment Officer of Levin, are responsible for managing the portion of the Fund's assets managed by Levin. Levin is an indirect subsidiary of Baker, Fentress & Company.

     WELLINGTON MANAGEMENT COMPANY, LLP.Wellington Management is a professional investment advisory firm that provides services to individuals, employee benefit plans, endowment funds, and other institutions. The firm was founded in 1928, and is organized as a Massachusetts limited liability partnership. The managing partners of Wellington Management are Duncan M. McFarland, Laurie A. Gabriel, and John R. Ryan. Mr. Ryan is the portfolio manager who is primarily responsible for Wellington Management's portion of the Fund.

     THE VANGUARD GROUP.The Vanguard Group is a family of more than 100 funds holding assets worth more than $530 billion. Vanguard serves as an investment adviser to the Fund and currently manages about $320 billion in total assets.

VANGUARD GROWTH EQUITY FUND

     TURNER INVESTMENT PARTNERS. The Fund pays Turner a Basic Fee at the end of each fiscal quarter, calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Fund.

     NET ASSETS                                             ANNUAL RATE
     ----------                                             -----------
     First $200 million....................................    0.50%
     Next $300 million.....................................    0.40%
     Next $1.5 billion.....................................    0.30%
     Over $2 billion.......................................    0.20%

     The Basic Fee paid to Turner, as provided above, may be increased or decreased by applying performance adjustment ("Adjustment"). The Adjustment will be calculated as a percentage of the Basic Fee and will change proportionately with the investment performance of the Fund relative to the return of the Russell 1000 Growth Index for the 36-month period ending with the then-ended quarter.

     The following table sets forth the incentive/penalty fee rates payable by the Fund to Turner under the investment advisory agreement.

       CUMULATIVE 36-MONTH                  ADJUSTMENT AS A
       PERFORMANCE OF PORTFOLIO             PERCENTAGE OF BASIC FEE (B)
       ------------------------             ---------------------------
       VERSUS THE INDEX (A)

       TRAILS BY MORE THAN 9%               -75%

       TRAILS BY 0% TO 9%                   LINEAR DECREASE FROM 0% TO 75%

       EXCEEDS BY 0% TO 9%                  LINEAR INCREASE FROM 0% TO +75%

       EXCEEDS BY MORE THAN 9%              +75%

(a) During the first thirty-six month (36) period, inception-to-date Fund performance versus performance of the Index for the same period will be utilized. Subject to the transition rules provided for below, the +/-9% hurdle rate illustrated in the table above will be multiplied by a fraction, the numerator being the months elapsed since inception and the denominator being thirty-six (36).

For purposes of the Adjustment calculator, the Basic Fee is calculated by applying the above rate schedule against the average month-end net assets over the same time period for which the performance is measured.

(b) Linear application of the adjustment provides for an infinite number of results within the stated range. Example: Cumulative 36-month performance of Portfolio versus the Index is +7.2%. Accordingly, a performance fee adjustment of +60% [(7.2% divided by 9.0%) times 75% maximum] of the Basic Fee would be due and payable.

The Adjustment will not be fully operable until the Fund has operated under this Agreement for a full 36 months. Until that time, the following transition rules will apply:

(a) JUNE 1, 2000 THROUGH MAY 31, 2001. Adviser compensation will be the Basic Fee. No Adjustment will apply during this period.

(b) JUNE 1, 2001 THROUGH MAY 31, 2003. Beginning June 1, 2001 the Adjustment will take effect on a progressive basis with regards to the number of months elapsed between June 1, 2000 and the quarter end for which the Adviser fee is being computed. During this period, the Adjustment that has been determined as provided above will be multiplied by a fraction. The fraction's numerator will equal the number of months that have elapsed since June 1, 2000 and the denominator will be thirty-six (36).

(c) ON AND AFTER JUNE 1, 2003. Commencing June 1, 2003, the adjustment will be fully operable.

     During the fiscal years ended September 30, 1997, 1998, and 1999, Vanguard Growth Equity Fund incurred the following investment advisory fees:**

                                      1997          1998           1999
                                    --------      --------       --------
BASIC FEE.......................... $694,046      $664,499       $987,424

ADVISORY FEE WAIVED................ $ 24,250       $76,793             $0


** THESE FEES WERE PAID UNDER A PRIOR INVESTMENT ADVISORY FEE STRUCTURE.

DESCRIPTION OF THE ADVISER

     TURNER INVESTMENT PARTNERS. Turner Investment Partners is a professional advisory firm, founded in March 1990. Robert E. Turner is the Chairman and controlling shareholder of the Adviser. As of December 31, 1999, Turner had discretionary management authority with respect to approximately $___, provides investment advisory services to $5.6 billion of assets. Turner has provided investment advisory services to investment companies since 1992.

DURATION AND TERMINATION OF INVESTMENT ADVISORY AGREEMENTS

The Fund's current agreements are renewable for successive one-year periods, only if each renewal is specifically approved by a vote of the Fund's Board of Trustees, including the affirmative votes of a majority of Trustees who are not parties to the contract or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of considering such approval. An agreement is automatically terminated if assigned, and may be terminated without penalty at any time (1) by vote of the Board of Trustees of the Fund on 60 days' written notice to the adviser, or (2) by the adviser upon 90 days' written notice to the Fund.

                             PORTFOLIO TRANSACTIONS

The investment advisory agreements authorize the Advisers (with the approval of the Fund's Board of Trustees) to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and direct the Advisers to use their best efforts to obtain the best available price and most favorable execution as to all transactions for the Fund. The Advisers have undertaken to execute each investment transaction at a price and commission which provides the most favorable total cost or proceeds reasonably obtainable under the circumstances.

     In placing portfolio transactions, each Adviser will use its best judgment to choose the broker most capable of providing the brokerage services necessary to obtain the best available price and most favorable execution. The full range and quality of brokerage services available will be considered in making these determinations. In those instances where it is reasonably determined that more than one broker can offer the brokerage services needed to obtain the best available price and most favorable execution, consideration may be given to those brokers which supply investment research and statistical information and provide other services in addition to execution services to the Fund and/or the Adviser. Each Adviser considers such information useful in the performance of its obligations under the agreement, but is unable to determine the amount by which such services may reduce its expenses.

     The investment advisory agreements also incorporate the concepts of Section 28(e) of the Securities Exchange Act of 1934 by providing that, subject to the approval of the Fund's Board of Trustees, each Adviser may cause the Fund to pay a broker-dealer which furnishes brokerage and research services a higher commission than that which might be charged by another broker-dealer for effecting the same transaction; provided that such commission is deemed reasonable in terms of either that particular transaction or the overall responsibilities of the Adviser to the Fund.

     Currently, it is the Fund's policy that each Adviser may at times pay higher commissions in recognition of brokerage services felt necessary for the achievement of better execution of certain securities transactions that otherwise might not be available. Each Adviser will only pay such higher commissions if it believes this to be in the best interest of the Fund. Some brokers or dealers who may receive such higher commissions in recognition of brokerage services related to execution of securities transactions are also providers of research information to the Adviser and/or the Fund. However, each Adviser has informed the Fund that it generally will not pay higher commission rates solely for the purpose of obtaining research services.

     Some securities considered for investment by the Fund may also be appropriate for other clients served by each Adviser. If purchase or sale of securities consistent with the investment policies of the Fund and one or more of these other clients serviced by the Adviser are considered at or about the same time, transactions in such securities will be allocated among the Fund and such other clients in a manner deemed equitable by the Adviser. Although there may be no specified formula for allocating such transactions, the allocation methods used, and the results of such allocations, will be subject to periodic review by the Fund's Board of Trustees.

     During the fiscal years ended September 30, 1997, 1998 and 1999, Vanguard Equity Income Fund paid $1,097,967, $1,404,979, and $1,624,448 respectively, in brokerage commissions. During the fiscal years ended September 30, 1997, 1998, and 1999, Vanguard Growth Equity Fund paid $335,291, $464,404, and $671,953, respectively, in brokerage commissions.

5% SHAREHOLDERS

As of May 31, 2000, the following persons were the only persons who were record owners (or to the knowledge of the Trust, beneficial owners) of 5% or more of the shares of the Vanguard Growth Equity Fund. The Trust believes that most of the shares referred to below were held by the persons indicated in accounts for their fiduciary, agency, or custodial customers.

                              FINANCIAL STATEMENTS

Vanguard Equity Income Fund's financial statements for the year ended September 30, 1999, including the financial highlights for each of the five fiscal years in the period ended September 30, 1999, appearing in the Vanguard Equity Income Fund 1999 Annual Report to Shareholders, and the report thereon of PricewaterhouseCoopers LLP, independent accountants, also appearing therein, are incorporated by reference in this Statement of Additional Information.

     For a more complete discussion of the performance, please see each Fund's Annual Report to Shareholders, which may be obtained without charge.

     The financial statements of Turner Growth Equity Fund for the fiscal year ended September 30, 1999, including notes thereto and the report of Ernest & Young LLB thereon, are also incorporated by reference in this Statement of Additional Information. (Prior to ___, 2000, Vanguard Growth Equity Fund was organized as Turner Growth Equity Fund.)

                               COMPARATIVE INDEXES

Vanguard may use reprinted material discussing The Vanguard Group, Inc. or any of the member funds of The Vanguard Group of Investment Companies.

     Each of the investment company members of The Vanguard Group, including Vanguard Equity Income Fund, may, from time to time, use one or more of the following unmanaged indexes for comparative performance purposes.

STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX--includes stocks selected by Standard & Poor's Index Committee to include leading companies in leading industries and to reflect the U.S. stock market.

STANDARD & POOR'S MIDCAP 400 INDEX--is composed of 400 medium sized domestic stocks.

STANDARD & POOR'S 500/BARRA VALUE INDEX--consists of the stocks in the Standard & Poor's 500 Composite Stock Price Index with the lowest price-to-book ratios, comprising 50% of the market capitalization of the S&P 500.

STANDARD & POOR'S SMALLCAP 600/BARRA VALUE INDEX--contains stocks of the S&P SmallCap 600 Index which have a lower than average price-to-book ratio.

STANDARD & POOR'S SMALLCAP 600/BARRA GROWTH INDEX--contains stocks of the S&P SmallCap 600 Index which have a higher than average price-to-book ratio.

RUSSELL 1000 VALUE INDEX--consists of the stocks in the Russell 1000 Index (comprising the 1,000 largest U.S.-based companies measured by total market capitalization) with the lowest price-to-book ratios, comprising 50% of the market capitalization of the Russell 1000.

WILSHIRE 5000 EQUITY INDEX--consists of more than 7,000 common equity securities, covering all stocks in the U.S. for which daily listing pricing is available.

WILSHIRE 4500 EQUITY INDEX--consists of all stocks in the Wilshire 5000 except for the 500 stocks in the Standard and Poor's 500 Index.

RUSSELL 1000 GROWTH INDEX--

RUSSELL 3000 STOCK INDEX--a diversified portfolio of over 3,000 common stocks accounting for over 90% of the market value of publicly traded stocks in the U.S.

RUSSELL 2000 STOCK INDEX--composed of the 2,000 smallest securities in the Russell 3000, representing approximately 7% of the Russell 3000 total market capitalization.

RUSSELL 2000 VALUE INDEX--contains stocks from the Russell 2000 Index with a less-than-average growth orientation.

MORGAN STANLEY CAPITAL INTERNATIONAL EAFE INDEX--is an arithmetic, market value-weighted average of the performance of over 900 securities listed on the stock exchanges of countries in Europe, Australia, Asia and the Far East.

GOLDMAN SACHS 100 CONVERTIBLE BOND INDEX--currently includes 71 bonds and 29 preferreds. The original list of names was generated by screening for convertible issues of $100 million or greater in market capitalization. The index is priced monthly.

SALOMON BROTHERS GNMA INDEX--includes pools of mortgages originated by private lenders and guaranteed by the mortgage pools of the Government National Mortgage Association.

SALOMON BROTHERS HIGH-GRADE CORPORATE BOND INDEX--consists of publicly issued, non-convertible corporate bonds rated Aa or Aaa. It is a value weighted, total return index, including approximately 800 issues with maturities of 12 years or greater.

SALOMON BROTHERS BROAD INVESTMENT-GRADE BOND INDEX--is a market-weighted index that contains over 4,800 individually priced investment-grade corporate bonds rated BBB or better, U.S. Treasury/agency issues and mortgage pass-through securities.

LEHMAN LONG-TERM TREASURY BOND INDEX--is a market-weighted index that contains individually priced U.S. Treasury Securities with maturities of 10 years or greater.

MERRILL LYNCH CORPORATE & GOVERNMENT BOND INDEX--consists of over 4,500 U.S. Treasury, Agency and investment grade corporate bonds.

LEHMAN CORPORATE (Baa) BOND INDEX--all publicly offered fixed rate, nonconvertible domestic corporate bonds rated Baa by Moody's, with a maturity longer than 1 year and with more than $100 million outstanding. This index includes over 1,500 issues.

LEHMAN BROTHERS LONG-TERM CORPORATE BOND INDEX--is a subset of the Lehman Corporate Bond Index covering all corporate, publicly issued, fixed-rate, nonconvertible U.S. debt issues rated at least Baa, with at least $100 million principal outstanding and maturity greater than 10 years.

BOND BUYER MUNICIPAL BOND INDEX--is a yield index on current coupon high grade general obligation municipal bonds.

STANDARD & POOR'S PREFERRED INDEX--is a yield index based upon the average yield of four high grade, non-callable preferred stock issues.

NASDAQ INDUSTRIAL INDEX--is composed of more than 3,000 industrial issues. It is a value-weighted index calculated on price change only and does not include income.

COMPOSITE INDEX--70% Standard & Poor's 500 Index and 30% NASDAQ Industrial
Index.

COMPOSITE INDEX--65% Standard & Poor's 500 Index and 35% Lehman Long-Term Corporate AA or Better Bond Index.

COMPOSITE INDEX--65% Lehman Long-Term Corporate AA or Better Bond Index and a 35% weighting in a blended equity composite (75% Standard & Poor's 500/BARRA Value Index, and 12.5% Standard & Poor's Utilities Index and 12.5% Standard & Poor's Telephone Index).

LEHMAN LONG-TERM CORPORATE AA OR BETTER BOND INDEX--consists of all publicly issued, fixed rate, nonconvertible investment grade, dollar-denominated, SEC-registered corporate debt rated AA or AAA.

LEHMAN BROTHERS AGGREGATE BOND INDEX--is a market weighted index that contains over 4,000 individually priced U.S. Treasury, agency, corporate, and mortgage pass-through securities corporate rated BBB- or better. The Index has a market value of over $5 trillion.

LEHMAN BROTHERS MUTUAL FUND SHORT (1-5) GOVERNMENT/CORPORATE INDEX--is a market weighted index that contains over 1,500 individually priced U.S. Treasury, agency, and corporate investment grade bonds rated BBB- or better with maturities between 1 and 5 years. The index has a market value of over $1.6 trillion.

LEHMAN BROTHERS MUTUAL FUND INTERMEDIATE (5-10) GOVERNMENT/CORPORATE INDEX--is a market weighted index that contains over 1,500 individually priced U.S. Treasury, agency, and corporate securities rated BBB- or better with maturities between 5 and 10 years. The index has a market value of over $800 billion.

LEHMAN BROTHERS LONG (10+) GOVERNMENT/CORPORATE INDEX--is a market weighted index that contains over 1,900 individually priced U.S. Treasury, agency, and corporate securities rated BBB- or better with maturities greater than 10 years. The index has a market value of over $1.1 trillion.

LIPPER SMALL COMPANY GROWTH FUND AVERAGE--the average performance of small company growth funds as defined by Lipper Inc. Lipper defines a small company growth fund as a fund that by prospectus or portfolio practice, limits its investments to companies on the basis of the size of the company. From time to time, Vanguard may advertise using the average performance and/or the average expense ratio of the small company growth funds. (This fund category was first established in 1982. For years prior to 1982, the results of the Lipper Small Company Growth category were estimated using the returns of the Funds that constituted the Group at its inception.)

LIPPER BALANCED FUND AVERAGE--an industry benchmark of average balanced funds with similar investment objectives and policies, as measured by Lipper Inc.

LIPPER NON-GOVERNMENT MONEY MARKET FUND AVERAGE--an industry benchmark of average non-government money market funds with similar investment objectives and policies, as measured by Lipper Inc.

LIPPER GOVERNMENT MONEY MARKET FUND AVERAGE--an industry benchmark of average government money market funds with similar investment objectives and policies, as measured by Lipper Inc.

LIPPER GENERAL EQUITY FUND AVERAGE--an industry benchmark of average general equity funds with similar investment objectives and policies, as measured by Lipper Inc.

LIPPER FIXED INCOME FUND AVERAGE--an industry benchmark of average fixed income funds with similar investment objectives and policies, as measured by Lipper Inc.

LIPPER EQUITY INCOME FUND AVERAGE--an industry benchmark of average equity income funds with similar investment objectives and policies, as measured by Lipper Inc.


                                                               SAI065-05/16/2000